Patty Kehe
                              Dynasil Corporation of America
                              Phone: (607) 272-3320, ext. 26
                              Email:  pkehe@DynasilCorp.com

     Dynasil Announces Dr. Gerald Entine as New Director

WEST BERLIN, N.J. - June 29 2009 - Dynasil Corporation of America (OTCBB: DYSL.OB) announced today that Dr. Gerald Entine, Founder and President of its wholly owned subsidiary Radiation Monitoring Devices, Inc. ("RMD") has joined the Dynasil Board of Directors.

Dr. Entine brings to the board more than 40 years of experience in optics, nuclear sensors and instruments. He received his B.Sc. in Physics/Biophysics, M.A. in Physics from the University of Pennsylvania and he received his Ph.D. in Physics from the University of California at Berkeley under the direction of two Nobel Laureates - Dr. Melvin Calvin and Dr. Owen Chamberlain.

Dynasil Chairman, Mr. James Saltzman stated that: "With the growth that we are experiencing in our contract research and the vast potential that we see from the commercialization of the resulting technologies, we welcome Dr. Entine and look forward to his contribution to the Board." Dynasil CEO, Mr. Craig Dunham, added "Under Dr. Entine's guidance, we have achieved above twenty percent growth in contract research awarded from July 2008 through June 2009 as compared to the previous twelve months. Commercialization of our technology portfolio has become a major focus and we are planning to accomplish this while maintaining our uninterrupted record of significant and profitable growth."

About Dynasil: Dynasil has achieved profitable growth from $2 million in revenues to a running rate of $35 million during the past four years. It derives the majority of its revenue from contract research for government and private industry and is a manufacturer of specialized instruments and products for a broad range of applications markets in the medical, industrial, and homeland security/ defense sectors.

This news release may contain forward-looking statements usually containing the words "believe," "expect," "work", "plan", or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private
Securities Litigation Reform Act. Future results of operations, projections, and expectations, which may relate to this release, involve certain risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the factors detailed in the Company's Annual Report or Form 10-KSB and in the Company's other Securities and Exchange Commission filings, continuation of existing market conditions and demand for our products and services.